                                                                EXHIBIT 10.18

                                   July 2, 1997



Price Communications Wireless, Inc.
45 Rockefeller Plaza
New York, New York 10020


Price Communications Corporation
45 Rockefeller Plaza
New York, New York  10020

Attention:  Robert Price
            President


Re: Bank Facilities for the Acquisition of Palmer Wireless, Inc.


Ladies and Gentlemen:

         You have advised us that Price Communications Corporation ("PCC") has formed Price Communications Cellular Holdings, Inc. ("New Holdings") as a wholly-owned indirect subsidiary which has in turn formed Price Communications Wireless, Inc. ("PCW") for the purpose of acquiring (the "Acquisition") all of approximately 27.8 million shares of the outstanding capital stock and options (the "Shares") of Palmer Wireless Inc. ("Palmer") at a price not to exceed $17.50 per Share for an aggregate purchase price of $488.9 million. We understand that the Acquisition will be accomplished through a purchase of the Shares by PCW followed by a merger (the "Merger") of PCW with and into Palmer pursuant to which Palmer, which concurrently with or subsequent to the Merger will change its name to Price Communications Wireless, Inc. ("Price Wireless"), will be the surviving corporation (any references in this letter to "Company" being understood to refer to (i) PCW prior to the Merger, (ii) Palmer after the Merger but prior to its change of name as the surviving corporation in the Merger and (iii) Price Wireless after such change of name). In connection with the Acquisition, we understand that certain of the existing outstanding indebtedness of Palmer and its subsidiaries in the aggregate principal amount of approximately $381.4 million (the "Existing Debt") shall be repaid. In addition, as part of this transaction, it is our understanding that prior to or concurrent with the Acquisition, Palmer will complete the sale of its Fort Myers, Florida MSA business unit for net cash proceeds of approximately $166.3 million or make arrangements satisfactory to us for short-term financing up to such amount bridging such sale (in either case, the "Pending Asset Sale Proceeds") and that upon receipt of such net cash proceeds, Palmer will immediately and permanently repay the Existing Debt in an amount equal to such Pending Asset Sale Proceeds. The Company will also pay fees and expenses in connection with the Acquisition and related transactions of approximately $25.5 million. Upon the consummation of the Acquisition, PCC will own Price Communications Cellular, Inc., which will own all of the outstanding shares of New Holdings and New Holdings will own all of the outstanding shares of the Company's common and preferred stock.

         DLJ Capital Funding, Inc. ("DLJ") is pleased to confirm that it commits to providing all of the up to $525 million of senior bank credit facilities described below. The senior bank credit facilities will consist of a tranche A term loan of up to $100 million and a tranche B term loan of up to $225 million (collectively, the "Term Loan Facility") and a reducing revolving credit facility of up to $200 million with a sublimit for letters of credit to be agreed upon (the "Revolving Credit Facility"; together with the Term Loan Facility, the "Bank Facilities"). Donaldson, Lufkin & Jenrette Securities Corporation, an affiliate of DLJ, will act as arranger (the "Arranger") for the Bank Facilities. The Arranger intends to arrange for other banks, financial institutions and other "accredited investors" (as defined in SEC regulations; each such bank, financial institution and accredited investor, including DLJ, being a "Lender" and, collectively, the "Lenders") to provide a portion of the Bank Facilities. "Lenders" shall not include persons which are, or through joint ventures or affiliates, principally engaged in the business of operating wireless telecommunications businesses. DLJ will act as syndication agent for the Lenders (the "Syndication Agent") and a financial institution satisfactory to the Company, the Arranger and the Syndication Agent will act as administrative agent for the Lenders (the "Administrative Agent"; together with the Syndication Agent, the "Agents"). Certain of the terms of each of the Bank Facilities are set forth in the Summary of Terms attached hereto as Annex A (the "Term Sheet").

         You have advised us that (i) the proceeds of $325 million in borrowings under the Term Loan Facility and up to $100 million in borrowings under the Revolving Credit Facility, (ii) the proceeds of the issuance for cash of not greater than $80 million (gross proceeds) of Senior Discount Notes of New Holdings (the "Holdings Discount Notes") to investors satisfactory to us, the proceeds of which shall be used by New Holdings to (a) purchase not less than $50 million of Pay-In-Kind Preferred Stock or common equity of the Company and
(b) contribute $30 million to PCC, (iii) equity contributions of not less than $80 million to Company, (iv) the proceeds of the issuance for cash of not less than $175 million of new senior subordinated debt securities of the Company (the "New Sub Debt"), and (v) the net cash proceeds of $166.3 million of Pending Asset Sale Proceeds, will be used (x) to pay the aggregate purchase price for the Shares of not greater than $488.9 million, (y) to repay Existing Debt in an aggregate maximum principal amount of $381.4 million and (z) to pay fees and expenses in connection with the Acquisition and related transactions of approximately $25.5 million. Upon consummation of the Acquisition, the Company and its subsidiaries will have no Indebtedness other than the Bank Facilities and the New Sub Debt. You have further advised us that the Revolving Credit Facility will also be used to provide for the working capital requirements and other corporate purposes of the Company and its subsidiaries. The common equity contribution to Company shall be not less than $80 million and may be a combination of cash, Shares of Palmer contributed to Company

(valued at $17.50 per Share) and shares of PCC contributed to Company to be exchanged for Shares of Palmer (valued at $17.50 for each Share of Palmer so exchanged).

         We have reviewed certain historical and pro forma financial statements of Palmer and its subsidiaries and have met with representatives of PCC and with members of the management of Palmer regarding the transactions contemplated hereby, and we are pleased to advise you that the results of our due diligence investigation of Palmer and its subsidiaries to date are satisfactory. Our due diligence investigation is to be deemed complete and satisfactory unless (i) any information submitted to us is inaccurate, incomplete or misleading in any respect reasonably determined by us to be materially adverse or (ii) any change occurs, or any additional information is disclosed to or discovered by us, which could be materially adverse in respect of the business, operations, assets, liabilities, condition (financial or otherwise) or prospects of Palmer and its subsidiaries. In the event that any such information should be so inaccurate, incomplete or misleading or any such change occurs, or any such additional information so disclosed or discovered, we may, in our sole discretion, suggest alternative financing amounts or structures that ensure adequate protection for the Lenders or decline to participate in the proposed financing. In addition, DLJ's commitment is subject to the accuracy and completeness in all material respects of the Information and the Projections described in the immediately succeeding paragraph and the satisfaction of the conditions set forth in the Term Sheet and others customary and appropriate for transactions of this kind.

         PCC hereby represents that, to its knowledge (a) all information, other than Projections (as defined below), which has been or is hereafter made available to the Arranger or DLJ by PCC and information known to PCC made available by Palmer in connection with the transactions contemplated hereby (the "Information") has been reviewed by PCC in connection with the performance of its own due diligence and, as supplemented as contemplated by the next sentence,
(i) is (or will be, in the case of Information made available after the date hereof), with respect to Information provided by PCC, and (ii) with respect to Information provided by Palmer, PCC has no reason to believe that such Information is not (or will not be, in the case of such Information made available after the date hereof), complete and correct in all material respects and does not (or will not, as the case may be) contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements were or are made, and (b) all financial projections concerning Palmer and its subsidiaries that have been or are hereafter made available to the Arranger or the Lenders by PCC or Palmer or any of their representatives in connection with the transactions contemplated hereby (the "Projections") have been (or will be, in the case of Projections made available after the date hereof) prepared in good faith based upon reasonable assumptions. PCC agrees to supplement the Information and the Projections (to the extent PCC has been furnished with such Information and Projections) from time to time until the closing date so that the representation and warranty in the preceding sentence is correct on the closing date. In arranging and syndicating the Bank Facilities, the Arranger will be using and relying on the Information and the Projections without independent verification thereof; provided that the Arranger
                                                      --------
will request PCC and Palmer to provide comfort on the accuracy of Information relating to them contained in the "bank book" or "Confidential Information Memorandum" to be prepared and used in connection with the syndication of the Bank Facilities. The representations and covenants contained in this paragraph shall remain effective until a definitive financing agreement is executed between the Company and the Lenders and thereafter the disclosure representations contained herein shall be superseded by those contained in such definitive financing agreement.

         Except as modified by the provisions outlined below, PCC shall pay the reasonable costs and expenses (including the reasonable fees and expenses of counsel to DLJ and the Arranger, reasonable professional fees of consultants and other experts and reasonable out-of-pocket expenses of DLJ and the Arranger, including without limitation syndication expenses) arising in connection with the preparation, execution and delivery of this letter and the definitive financing agreements and the syndication of the Bank Facilities. PCC further agrees to indemnify and hold harmless each of the Arranger, the Agents and the Lenders (including DLJ) and each director, officer, employee, agent and affiliate thereof (each an "indemnified person") from and against any losses, claims, damages, liabilities or other expenses to which the Arranger, the Agents or a Lender or such indemnified persons may become subject, insofar as such losses, claims, damages, liabilities (or actions or other proceedings commenced or threatened in respect thereof) or other expenses arise out of or in any way relate to or result from the actions of PCC or the Company or any of their respective affiliates in connection with the Acquisition, any of the statements contained in this letter or relating to the extension of the financing contemplated by this letter, or any use or intended use of the proceeds of any of the loans and other extensions of credit contemplated by this letter, and to reimburse each of the Arranger, the Agents and the Lenders and each indemnified person for any reasonable legal or other expenses incurred in connection with investigating, defending or participating in any such investigation, litigation or other proceeding (whether or not any such investigation, litigation or other proceeding involves claims made between PCC or any third party and such Arranger, Agent or Lender or any such indemnified person, and whether or not such Arranger, Agent or Lender or any such indemnified person is a party to any investigation, litigation or proceeding out of which any such expenses arise); provided, however, that the indemnity contained herein shall not apply to the
--------- -------
extent that such losses, claims, damages, liabilities or other expenses result from the gross negligence or willful misconduct of such Arranger, Agent, Lender or indemnified person. The obligations to indemnify each Arranger, Agent, Lender and such indemnified persons and to pay such legal and other expenses shall remain effective until the initial funding under a definitive financing agreement and thereafter the indemnification and expense reimbursement obligations contained herein shall be superseded by those contained in such definitive financing agreement which shall transfer such obligations to the Company and PCC shall thereupon be released from such obligations. Neither the Arranger nor any Agent nor any other Lender shall be responsible or liable to any other party or any other person for consequential damages which may be alleged as a result of this letter. The foregoing provisions of this paragraph shall be in addition to any rights that any Arranger, Agent, Lender or any indemnified person may have at common law or otherwise.

         In case any action or proceeding shall be brought or asserted against an indemnified person in respect of which indemnity may be sought against PCC under the provisions of the preceding paragraph, such indemnified person shall promptly notify PCC in writing and PCC shall, if requested by such indemnified person or if PCC desires to do so, assume the defense thereof, including the employment of counsel reasonably satisfactory to such indemnified person. The failure to so notify PCC shall not affect any obligations PCC may have to such indemnified person under the provisions of such preceding paragraph or otherwise except to the extent that PCC is adversely affected by such failure. Such indemnified person shall have the right to employ separate counsel in such action or proceeding and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified person unless: (i) PCC has agreed to pay such fees and expenses, (ii) PCC has failed to assume the defense of such action or proceeding and employ counsel reasonably satisfactory to such indemnified person or (iii) such indemnified person shall have been advised in writing by counsel that under prevailing ethical standards there may be a conflict between the positions of PCC and such indemnified person in conducting the defense of such action or proceeding or that there may be legal defenses available to such indemnified person different from or in addition to those available to PCC, in which case, if such indemnified person notifies PCC in writing that it elects to employ separate counsel at the expense of PCC, PCC shall not have the right to assume the defense of such action or proceeding on behalf of such indemnified person; provided, however, that PCC shall not, in
                                   --------- -------
connection with any one such action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be responsible hereunder for the reasonable fees and expenses of more than one such firm of separate counsel, in addition to any local counsel. PCC shall not be liable for any settlement of any such action or proceeding effected without the written consent of PCC (which shall not be unreasonably withheld).

         In connection with the services to be provided hereunder by DLJ or the Arranger, DLJ or the Arranger may employ the services of their affiliates. DLJ or the Arranger may share with such affiliates, and such affiliates may share with DLJ or the Arranger, any information concerning Palmer and PCC; provided
                                                                     --------
that DLJ or the Arranger and such affiliates agree to hold any non-public information confidential in accordance with their respective customary policies relating to non-public information. Any such affiliate so employed (and its directors, officers, employees, agents and affiliates) shall be entitled to all of the benefits afforded to DLJ or the Arranger hereunder.

         This letter is confidential and shall not be disclosed by you to any person other than your directors, accountants, attorneys and other advisors, and to Palmer and its directors, attorneys and advisors and then only on a confidential basis and in connection with the Acquisition and the related transactions contemplated herein. Any disclosure to an advisor may be made for the sole purpose of evaluating and advising on the offer of financing made in this letter and may not be used by such advisor in formulating any offer of financing by such advisor or an affiliate. Additionally, you may make such disclosures of this letter as are required by law or judicial process or as may be required or appropriate in response to any summons or subpoena or in connection with any litigation; provided that you will use your best efforts to
                                --------
notify us of any such disclosure prior to making such disclosure.

         Our offer will terminate on July 2, 1997, unless on or before that date you sign and return an enclosed counterpart of this letter together with an executed copy of the accompanying letter concerning certain fee arrangements. The Bank Facilities referred to herein shall in no event be available unless the Acquisition and the related transactions described herein have been consummated on or prior to October 15, 1997. This letter supersedes any prior letters from us with respect to the subject matter hereof, including without limitation our letter dated May 22, 1997.

         This letter agreement shall be governed by and construed in accordance with the internal laws of the State of New York. This letter agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.


                 [Remainder of page intentionally left blank]

         We appreciate having been given the opportunity by you to be involved in this transaction.

                              Very truly yours,

                              DLJ CAPITAL FUNDING, INC.



                              By:     /s/ Thomas Benninger
                                      ----------------------------
                              Title:  ____________________________


                              DONALDSON, LUFKIN & JENRETTE SECURITIES
                              CORPORATION



                              By:     /s/ Thomas Benninger
                                      ----------------------------
                              Title:  ____________________________


AGREED AND ACCEPTED
this  2  day of July, 1997
    ----

PRICE COMMUNICATIONS WIRELESS, INC.


By:    /s/ Robert Price
       ------------------------
Title: ________________________


PRICE COMMUNICATIONS CORPORATION


By:    /s/ Robert Price
       ------------------------
Title: ________________________

                                                            ANNEX A
                                                            -------


                             PALMER WIRELESS, INC.
              (TO BE RENAMED PRICE COMMUNICATIONS WIRELESS, INC.)

                               SUMMARY OF TERMS
                                BANK FACILITIES



         The following summarizes selected terms of certain senior bank credit facilities to be utilized in connection with the proposed acquisition (the "Acquisition") of Palmer Wireless, Inc. ("Palmer") by Price Communications Corporation ("PCC") through Price Communications Cellular Holdings, Inc. ("New Holdings"), which will be formed by PCC as a wholly-owned indirect subsidiary. This Summary of Terms is intended merely as an outline of certain of the material terms of such bank credit facilities. It does not include descriptions of all of the terms, conditions and other provisions that are to be contained in the definitive documentation relating to such bank credit facilities and it is not intended to limit the scope of discussion and negotiation of any matters not inconsistent with the specific matters set forth herein. All terms defined in the financing letter to which this Summary of Terms is attached and not otherwise defined herein shall have the same meanings when used herein.


I.   THE BANK FACILITIES


Borrower:                Price Communications Wireless, Inc. ("PCW"); upon
--------                 consummation of the Merger, the obligations of PCW
                         will be assumed by Palmer, which will change its name to Price Communications Wireless, Inc. ("Price
                         Wireless") concurrently with or subsequent to the Merger, and all subsequent extensions of credit will be incurred by Palmer prior to its change of name and Price Wireless after such change of name (and any references to "Company" shall be to (i) PCW prior to the Merger, (ii) Palmer after the Merger but prior to its change of name as the surviving corporation in the Merger, and (iii) thereafter as Price Wireless after such change of name).

Lenders:                 DLJ Capital Funding, Inc. and its affiliates ("DLJ")
-------                  and a syndicate of banks, financial institutions and
                         other accredited investors (the "Lenders"). "Lenders" shall not include persons which are, or through joint ventures or affiliates, principally engaged in the business of operating wireless telecommunications businesses.

Arranger:                Donaldson, Lukfin & Jenrette Securities Corporation
--------                 (the "Arranger)


Syndication Agent        DLJ (in such capacity, the "Syndication Agent").
-----------------
for the Lenders:
---------------

Administrative Agent     A financial institution to be mutually determined by
--------------------     the Arranger and the Company (the "Administrative
for the Lenders:         Agent").
---------------

Type and Amount:         The Bank Facilities shall consist of the Term Loan
---------------          Facility and the Revolving Credit Facility.


                         Term Loan Facility. The Term Loan Facility will consist
                         ------------------
                         of Tranche A Term Loans and Tranche B Term Loans. The Lenders' commitments to lend the Tranche A Term Loans and Tranche B Term Loans will terminate immediately upon the initial funding of the Term Loan Facility upon the consummation of the Acquisition.

                         Tranche A Term Loans. The Tranche A Term Loans will
                         --------------------
                         have a final maturity date of eight years after the Closing Date and be in an original principal amount of up to anniversary of the Closing Date, resulting in aggregate annual amounts as follows:

                             Year                Aggregate Annual Amortization
                            ------               ------------------------------
                                                            (%)
                              1                              0
                              2                              0
                              3                              10.0
                              4                              12.5
                              5                              15.0
                              6                              17.5
                              7                              20.0
                              8                              25.0
                                                            -----
                                                            100.0

                         Tranche B Term Loans. The Tranche B Term Loans will have a final maturity date of nine years after the Closing Date and be in an original principal amount of up to $225 million. Quarterly amortization will be required, resulting in aggregate annual amounts as follows:

                             Year                Aggregate Annual Amortization
                            -----                ------------------------------
                                                              (%)
                              1                               1.0
                              2                               1.0
                              3                               1.0
                              4                               1.0
                              5                               1.0
                              6                               1.0
                              7                               1.0
                              8                               1.0
                              9                              92.0%
                                                            ------
                                                            100.0%


                         Revolving Credit Facility. The Revolving Credit
                         -------------------------
                         Facility will consist of a reducing revolving credit facility with a termination date of eight years after the Closing Date and be in an original amount of up to $200 million under which revolving loans may be made and under which letters of credit may be issued up to a sublimit to be agreed upon. A portion of the Revolving Credit Facility in an amount to be agreed upon shall be made available as a swingline facility. Quarterly commitment reductions will be required resulting in aggregate annual commitment reductions, expressed as a percentage of the original commitment amount of the Revolving Credit Facility, as follows:

                             Year                Aggregate Annual Reduction
                            -----                --------------------------
                                                            (%)
                              1                              0
                              2                              0
                              3                             10.0
                              4                             12.5
                              5                             15.0
                              6                             17.5
                              7                             20.0
                              8                             25.0
                                                           -----
                                                           100.0

                         The aggregate amount of outstanding loans under the Revolving Credit Facility on any commitment reduction date in excess of the commitments, as required to be reduced on such commitment reduction date, shall be repaid in full on such commitment reduction date.


Use of Proceeds:         The funds required to consummate the Acquisition will
---------------          be provided as follows: (i) $325 million in proceeds of
                         the Term Loan Facility and up to $100 million in initial borrowings under the Revolving Credit Facility;
                         (ii) the issuance for cash by New Holdings of not greater than $80 million (gross proceeds) of Senior
                         Discount Notes (the "Holdings Discount Notes") to investors satisfactory to the Arranger and the Agents, the proceeds of which shall be used by New Holdings to
                         (x) purchase for cash not less than $50 million of Pay-
                         In-Kind Preferred Stock or common equity of the Company
                         (the "Company PIK Preferred Stock") and (y) contribute
                         $30 million to PCC; (iii) the equity contribution of not less than $80 million to Company; (iv) the proceeds of the issuance for cash of not less than $175 million of new senior subordinated debt securities (the "New
                         Sub Debt") by the Company; and (v) approximately $166.3 million in net cash proceeds from the sale by Palmer of its Fort Myers, Florida MSA business unit or short-term financing bridging such sale (the "Fort Myers' Bridge
                         Financing", and such net sale proceeds or proceeds of such bridge financing, the "Pending Asset Sale
                         Proceeds"). Such funds shall be made available upon the Closing Date and shall be used as follows:

                         1. to make an aggregate purchase payment for all existing shares of the Company's common stock of not in excess of $488.9 million;

                         2. to refinance the existing debt of Palmer and its subsidiaries (the "Existing Debt") in an aggregate principal amount of approximately $381.4 million, including the application of the Pending Asset Sale Proceeds immediately upon receipt by Palmer to permanently repay such Existing Debt;

                         3. to pay fees and expenses in connection with the Acquisition and related transactions in an aggregate amount of approximately $25.5 million; and

                         4. to fund the Company's cash account in an amount not to exceed $600,000.

                         The Revolving Credit Facility will also be available to provide for the working capital requirements and general corporate purposes of the Company and subsidiaries and to issue standby letters of credit in an aggregate amount to be agreed upon to support workers' compensation contingencies and for other corporate purposes to be agreed upon.

Guarantors:              New Holdings and all existing or future subsidiaries of
----------               the Company. PCC shall not be a guarantor.


Security:                All extensions of credit to the Company and all
--------                 guaranties of subsidiaries of the Company will be
                         secured by all existing and after-acquired personal property of the Company and the subsidiary guarantors, including a pledge of all of the stock of all existing or future subsidiaries of the Company.

                         The Bank Facilities shall also be secured by first priority liens on all existing and after-acquired real property fee and leasehold interests of the Company and the subsidiary guarantors, subject to exceptions to be agreed upon.

                         To effect such liens securing the Bank Facilities, the Company and the subsidiary guarantors shall execute and deliver to the Administrative Agent all security agreements, pledge agreements, financing statements, deeds of trust, mortgages and other documents and instruments as are necessary to grant a first priority perfected security interest in and lien upon all such property of the Company and the subsidiary guarantors, subject to customary permitted liens to be agreed upon.

                         New Holdings' guaranty will be secured by a pledge of the stock of the Company.

                         Negative pledge on all assets of the Company and its subsidiaries.


Interest Rates:          All amounts outstanding under the Bank Facilities shall
--------------           bear interest, at the Company's option, at a spread
                         over the Base Rate or the reserve adjusted Euro-Dollar
                         Rate as set forth on Schedule I annexed hereto.

                         Loans outstanding under the swingline facility shall bear interest at the rate otherwise applicable to Base Rate Loans under the Revolving Credit Facility minus the commitment fee percentage and such outstanding loans shall not constitute usage of the Revolving Credit Facility for purposes of calculating the commitment fee.

                               As used herein, the terms "Base Rate" and "reserve adjusted Euro-Dollar Rate" shall have meanings customary and appropriate for financings of this type, and the basis for calculating accrued interest and the interest periods for loans bearing interest at the reserve adjusted Euro-Dollar Rate ("Euro-Dollar Loans") shall be customary and appropriate for financings of this type. After the occurrence and during the continuation of an event of default, interest shall accrue at a rate equal to the rate on loans bearing interest at the rate determined by reference to the Base Rate ("Base Rate Loans") plus an additional two percentage points (2.00%) per annum and shall be payable on demand.

Interest Payments:             Quarterly for Base Rate Loans; on the last day
-----------------
                               of selected interest periods (which shall be 1, 2, 3 and 6 months) for Euro-Dollar Loans (and at the end of every three months, in the case of interest periods of longer than three months);
                               and upon prepayment, in each case payable in arrears and computed on the basis of a 360-day year.

Interest Rate Protection:      Within 90 days after the Closing Date, the
------------------------
                               Company will obtain interest rate protection, pursuant to interest rate swaps, caps or other similar arrangements satisfactory to DLJ and the Administrative Agent, against increases in interest rates (above a per annum rate to be specified by DLJ and the Administrative Agent) with respect to a notional amount equal to not less than 50% of the total borrowings outstanding on the Closing Date, such arrangements to remain in effect for a period of not less than two years after the Closing Date.

Letter of Credit Fee:          The standby letter of credit fee shall be a
--------------------
                               percentage equal to the applicable margin for Euro-Dollar Loans under the Revolving Credit
                               Facility, which shall be shared by all Lenders, and an additional 0.25% per annum, which shall be retained by the Lender issuing the letter of credit, which percentage shall be multiplied by the amount available from time to time for drawing under such letter of credit.

Commitment Fees:               Commitment fees equal to 0.40% per annum times
----------------
                               the principal amount of the Bank Facilities shall accrue from the date of the signing of the Definitive Financing Documents (as defined in
                               Part II 1. below) through the Closing Date and commitment fees equal to 0.50% per annum times the daily average unused portion of the Revolving
                               Credit Facility shall accrue from the Closing
                               Date and, in both cases, shall be computed on the basis of a 360-day year and payable on the Closing Date and quarterly in arrears and upon the maturity or termination of the Revolving Credit Facility.

Voluntary Prepayments and      The Bank Facilities may be prepaid in whole or
 Commitment Reductions:        in part without premium or penalty (Euro-Dollar
-------------------------
                               Loans prepayable only on the last days of related interest periods or the Company's prepayment of related breakage fees) and the Lenders' commitments relative thereto reduced or terminated upon such notice and in such amounts as may be agreed upon. Voluntary prepayments of the Term Loan Facility shall be applied ratably between the Tranche A Term Loans and the Tranche
                               B Term Loans and shall be applied at the Company's option in one year forward order of scheduled maturities with any remaining proceeds applied pro rata to the scheduled installments thereof. Voluntary commitment reductions of the Revolving Credit Facility shall be applied at the Company's option in one year forward order of scheduled maturities with any remaining proceeds applied pro rata to scheduled commitment reductions of the Revolving Credit Facility.

Mandatory Prepayments and      The Company shall prepay the loans and/or the
 Commitment Reductions:        commitments under the Revolving  Credit Facility
-------------------------
                               shall be reduced (subject to certain exceptions and basket amounts to be agreed upon) in amounts equal to:

                               Asset Sale Proceeds:  the net after-tax cash
                               -------------------
                               proceeds of the sale or other disposition of any property or assets of the Company or any of its subsidiaries in excess of $5 million per year (other than net cash proceeds from (i) dispositions of inventory in the ordinary course of business or (ii) other asset sales in the ordinary course of business; provided that such
                                                            --------
                               proceeds from such asset sales are reinvested in similar assets of the Company within 180 days after the date of such asset sale) payable no later than the third business day following the date of receipt;

                               Proceeds of Equity Offerings:  50% of the net
                               ----------------------------
                               cash proceeds received from the issuance of equity securities of New Holdings or any of its subsidiaries, payable no later than the third business day following the date of receipt;

                               Proceeds of Debt Issuances:  the net cash
                               --------------------------
                               proceeds received from certain issuances of debt securities by New Holdings or any of its subsidiaries, payable no later than the third business day following the date of receipt; and

                               Excess Cash Flow:  50% of excess cash flow (to
                               ----------------
                               be defined) for each fiscal year, payable within 90 days after the end of the applicable fiscal year.

                               All mandatory prepayment amounts shall be applied first to the prepayment of the Term Loan Facility and thereafter to the prepayment of the Revolving Credit Facility and the reduction of the commitments thereunder. All such mandatory prepayments of the Term Loan Facility shall be applied ratably to the Tranche A Term Loans and the Tranche B Term Loans and shall be applied pro rata to the scheduled installments thereof. Mandatory prepayments and/or commitment reductions of the Revolving Credit Facility shall be applied pro rata to scheduled commitment reductions of the Revolving Credit Facility.

                               Notwithstanding the foregoing, if at the time of issuance the Leverage Ratio (as defined in Schedule I hereto) is less than 6x, the proceeds of the issuance of equity or debt securities of New Holdings having the same or better terms (from the perspective of the Lenders) as those of the Holdings Discount Notes may be used to redeem or repurchase the Holdings Discount Notes and any balance of such proceeds not so used shall be applied to the Bank Facilities as provided in the preceding paragraph.

                               Notwithstanding the foregoing, in the case of any mandatory prepayment to be applied to the Tranche B Term Loans, the Company may elect to offer the holders thereof the opportunity to waive the right to receive the amount of such mandatory prepayment. In the event any such holders elect to waive such right, 50% of the amount that would otherwise have been applied as a mandatory prepayment of the Tranche B Term Loans of such holders shall be applied to the prepayment of the Tranche A Term Loans and the remaining 50% of such amount may be retained by the Company.

Representations and            Customary and appropriate, including without
 Warranties:                   limitation due organization and  authorization,
-------------------
                               enforceability, financial condition, no material adverse changes, title to properties, liens, litigation, payment of taxes, no material adverse agreements, compliance with laws, employee benefit liabilities, environmental liabilities, perfection and priority of liens securing the Bank Facilities, full disclosure, and the accuracy of all representations and warranties in the Definitive Acquisition Documents (as defined below under the heading "Acquisition Structure and Documentation").

Covenants:                     Customary and appropriate affirmative and
---------
                               negative covenants, including but not limited to
                               limitations on other indebtedness, liens,
                               investments (with an exception for expenditures
                               relating to purchases of minority equity
                               interests in existing, non-wholly-owned
                               subsidiaries of the Company up to an amount to be
                               determined), guarantees, restricted junior
                               payments (dividends, redemptions and payments on
                               subordinated debt and with exceptions for the
                               Company to make dividend or other payments to New
                               Holdings for purposes of paying (i) operating
                               expenses and other related costs of New Holdings
                               under any management or similar agreements
                               between the Company and New Holdings up to an
                               amount to be determined and (ii) cash interest
                               payments on the Holdings Discount Notes when
                               contractually required; provided that after
                                                       --------
                               giving effect to such dividend or other payments
                               Company shall be in compliance with all of its pro forma covenants under the Bank Facilities), mergers and acquisitions, sales of assets, capital expenditures, leases, transactions with affiliates, conduct of business and other provisions customary and appropriate for financings of this type, including exceptions (in addition to the exceptions discussed above) and baskets to be mutually agreed upon. Financial performance covenants will include a minimum total debt service coverage test, a minimum
                               EBITDA test, a minimum interest coverage test, a minimum fixed charge coverage test and a maximum leverage test. The definitive financing agreement shall permit the issuance of indebtedness to sellers (or their affiliates), and the incurrence of purchase money indebtedness, up to an aggregate maximum amount of $50 million to be issued or incurred in connection with the acquisition after the Closing Date of cellular telephone systems and such indebtedness may be secured on a first-priority basis by the assets so acquired and recourse may be had to a subsidiary holding such assets but no other recourse may be had to Company or any other subsidiary of Company or any of their assets. The terms of such indebtedness issued to such sellers or such purchase money indebtedness shall be reasonably satisfactory to Requisite Lenders.

Events of Default:             Customary and appropriate (subject to customary
-----------------
                               and appropriate grace periods), including without limitation failure to make payments when due, defaults under other agreements or instruments of indebtedness, noncompliance with covenants, breaches of representations and warranties, bankruptcy, judgments in excess of specified amounts, revocation of licenses, invalidity of guaranties, impairment of security interests in collateral, and

                               "changes of control" (to be defined in a mutually agreed upon manner).


II.  CONDITIONS TO LOANS

Certain Conditions             Conditions precedent to the initial funding of
 Precedent to Initial          the Bank Facilities will include, without
 Funding:                      limitation, the following:
---------------------
                               1.  Satisfactory Documentation.  The definitive
                                   --------------------------
                                   documentation evidencing the Bank Facilities
                                   (the "Definitive Financing Documents") shall be prepared by counsel to DLJ and shall be in form and substance satisfactory to the Arranger, the Agents and the Lenders.

                               2.  Corporate Structure, Management, etc. The
                                   ------------------------------------
                                   corporate, capital and ownership structure of New Holdings and its subsidiaries shall be satisfactory to the Arranger, the Agents and the Lenders. The Arranger and the Agents shall be satisfied with senior management and their employment contracts and proposed ownership interests in the Company after consummation of the Acquisition.

                               3.  Acquisition Structure and Documentation. The
                                   ---------------------------------------
                                   structure utilized to consummate the
                                   Acquisition and the definitive documentation relating thereto (the "Definitive Acquisition Documents") shall be in form and substance satisfactory to the Arranger, the Agents and the Lenders, and the Definitive Acquisition Documents shall be in full force and effect.

                               4.  Company and New Holdings Capitalization. New
                                   ---------------------------------------
                                   Holdings shall contribute not less than $80 million in common equity to Company. The equity contribution to Company may be a combination of cash, Shares of Palmer contributed to Company (valued at $17.50 per Share) and shares of PCC contributed to Company to be exchanged for Shares of Palmer (valued at $17.50 for each Share of Palmer so exchanged). New Holdings shall issue for cash not greater than $80 million of Holdings Discount Notes, the proceeds of which will be used by New Holdings to (i) purchase for cash not less than $50 million of Company PIK Preferred Stock or common equity and (y) contribute $30 million to PCC. Such debt and equity capitalization of New Holdings and Company shall be on terms and conditions satisfactory to the Arranger, the Agents and the Lenders. The Holdings Discount Notes and Company PIK Preferred Stock shall have no cash interest or dividends, as the case may be, until the fifth anniversary of the date of issuance and thereafter cash interest or dividends shall be payable provided that no default or event of default shall have occurred and be continuing. The Holdings Discount Notes and Company PIK Preferred Stock shall not be redeemable (subject, in the case of the Holdings Discount Securities, to a "put" right upon a "change of control") until the tenth anniversary of the date of issuance and all other terms of the Holdings Discount Notes and Company PIK Preferred Stock, including without limitation interest or dividend rates, covenants, defaults, any subordination provisions and remedies, shall be reasonably satisfactory to the Arranger, the Agents and the Lenders. Upon consummation of the Acquisition, PCC shall indirectly own all of the outstanding shares of New Holdings and New Holdings will own all of the outstanding shares of the Company's common and preferred stock.

                               5.  Issuance of New Sub Debt. On or prior to the
                                   ------------------------
                                   Closing Date, the Company shall have issued
                                   $175 million of New Sub Debt. The New Sub
                                   Debt shall be unsecured and shall have no scheduled principal payments payable prior to the date which is one year after the final maturity of the Bank Facilities. In addition, the interest rate, covenants, defaults, subordination provisions, remedies and all other terms of the New Sub Debt shall be satisfactory to the Arranger, the Agents and the Lenders. All such negative covenants and defaults shall be less restrictive than those contained in the Definitive Financing Documents.

                               6.  Consummation of the Acquisition. Merger Sub
                                   -------------------------------
                                   shall have acquired all of the existing
                                   shares of common stock (including options) of the Company for an aggregate purchase payment which does not exceed $488.9 million and all other aspects of the Acquisition (including the Merger) shall have been consummated pursuant to the Definitive Acquisition Documents, no provision of which shall have been amended, supplemented, waived or otherwise modified in any material respect without the prior written consent of the Arranger, the Agents and the Lenders.

                               7.  Completion of Pending Asset Sale; Fort Myers'
                                   ---------------------------------------------
                                   Bridge Financing. On or prior to the Closing
                                   ----------------
                                   Date, Palmer shall have completed the sale, on terms and conditions satisfactory to Arranger, of its Fort Myers, Florida MSA business unit for net cash proceeds of approximately $166.3 million. Alternatively, FMT Ltd. or any subsidiary of FMT Ltd. may borrow up to $166.3 million for up to 45 days (the "Fort Myers' Bridge Financing") and the proceeds of such borrowing used to provide consideration to be used in the Merger. The Fort Myers' Bridge Financing shall be on terms satisfactory to the Arranger, the Agents and the Lenders and shall be non-recourse to Company and Palmer except to the extent agreed to by the Arranger, the Agents and the Lenders. Upon receipt of Pending Asset Sale Proceeds, Palmer shall have immediately and permanently repaid the Existing Debt in an amount equal to such Pending Asset Sale Proceeds.

                               8.  Discharge of Existing Debt. The Existing Debt
                                   --------------------------
                                   in the aggregate principal amount of
                                   approximately $381.4 million, as reduced by the application of the Pending Asset Sale Proceeds, shall have been paid in full, all commitments relating thereto shall have been terminated, and all liens or security interests related thereto shall have been terminated or released, in each case on terms satisfactory to the Arranger, the Agents and the Lenders, and no other existing indebtedness of the Company and its subsidiaries shall remain outstanding.

                               9.  Certain Approvals and Agreements.  All
                                   --------------------------------
                                   governmental and third party approvals
                                   (including without limitation any consents required from the Federal Communications Commission and any state regulatory authorities) necessary or advisable in connection with the Acquisition, the financings contemplated thereby and the continuing operations of the business of the Company and its subsidiaries shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the Acquisition or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration or appeal shall be pending, in each case except for such governmental and third party approvals the failure of which to obtain would not, individually or in the aggregate, have a material adverse effect on the condition (financial or otherwise), business, assets, liabilities, properties, results of operations or prospects of the Company and its subsidiaries (a "Material Adverse Effect") or have a material adverse effect on the parties' ability to consummate the Acquisition substantially on the terms and conditions described herein. The Arranger and the Agents shall be satisfied that existing licenses relating to the Company and its subsidiaries will remain in place and will not be adversely affected by the Acquisition.

                               10. Security. The Administrative Agent, for the
                                   --------
                                   benefit of the Lenders, shall have been
                                   granted on the Closing Date a perfected
                                   security interest in all assets to the extent described above under the heading "Security".

                               11. Title Insurance. The Arranger shall have
                                   ---------------
                                   received satisfactory assurances that one or more ALTA title insurance policies, in amounts and in form and substance satisfactory to the Arranger and the Agents, will be available to insure the interests of the Lenders in such of the real property securing the Bank Facilities as may be designated by the Arranger in its discretion.

                               12. Environmental Matters. The Arranger, the
                                   ---------------------
                                   Agents and the Lenders shall have received reports and other information, in form, scope and substance satisfactory to the Arranger, the Agents and the Lenders, concerning any environmental liabilities of the Company and its subsidiaries.

                               13. Financial Statements. The Lenders shall have
                                   --------------------
                                   received (i) audited financial statements of
                                   the Company and its subsidiaries for the
                                   fiscal years ended December 31, 1994,
                                   December 31, 1995 and December 31, 1996, (ii) unaudited financial statements of the Company and its subsidiaries for the fiscal periods most recently ended prior to the Closing Date (including without limitation monthly financial statements for any such period of less than three months), (iii) a pro forma
                                                                    --- -----
                                   balance sheet of the Company and its
                                   subsidiaries as of the Closing Date after giving effect to the Acquisition and the transactions contemplated hereby, and

                                   (iv) projected financial statements
                                   (including balance sheets and statements of operations, stockholders' equity and cash flows) of the Company and its subsidiaries for the eight-year period after the Closing Date, all of the foregoing to be in form and substance satisfactory to the Arranger, the Agents and the Lenders.

                               14. No Material Adverse Change. Since December
                                   --------------------------
                                   31, 1996, there shall have occurred no
                                   material adverse change in the business, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects of the Company and its subsidiaries, taken as a whole or in the facts and Information as represented to date.

                               15. No Disruption of Financial and Capital
                                   --------------------------------------
                                   Markets. There shall have been no material
                                   -------
                                   adverse change after the date hereof in the syndication markets for credit facilities similar in nature to the Bank Facilities, and there shall not have occurred and be continuing a material disruption of or material adverse change in the financial, banking or capital markets that would have an adverse effect on such syndication market, in each case as determined by the Arranger based in its good faith assessment of such markets.

                               16. Due Diligence. No information submitted to
                                   -------------
                                   DLJ in its due diligence investigation shall be inaccurate, incomplete or misleading in any respect which could be materially adverse and no change shall occur, and no additional information shall be disclosed to or discovered by DLJ which DLJ reasonably deems materially adverse in respect of the business, operations, assets, liabilities, condition (financial or otherwise) or prospects of Palmer and its subsidiaries.

                               17. Solvency. The Administrative Agent shall have
                                   --------
                                   received an opinion from an independent
                                   valuation consultant or appraiser
                                   satisfactory to the Arranger and the Agents and a certificate of the chief financial officer of the Company, in each case in form and substance satisfactory to the Arranger, the Agents and the Lenders, supporting the conclusions that, after giving effect to the Acquisition and the related transactions contemplated hereby, the Company will not be insolvent or be rendered insolvent by the indebtedness incurred in connection therewith, or be left with unreasonably small capital with which to engage in its businesses, or have incurred debts beyond its ability to pay such debts as they mature.

                               18. Amendment or Redemption of Existing PCC
                                   ---------------------------------------
                                   Preferred Stock. The existing Senior Payment-
                                   ---------------
                                   In-Kind Increasing Rate Preferred Stock of
                                   PCC shall be amended on terms satisfactory to the Arranger, the Agents and the Lenders or shall be redeemed in full from the issuance of payment-in-kind securities to be issued by Holdings having terms satisfactory to the Arranger, the Agents and the Lenders.

                               19. Customary Closing Documents. All documents
                                   ---------------------------
                                   required to be delivered under the Definitive Financing Documents, including customary legal opinions, corporate records, documents from public officials and officers' certificates, shall have been delivered.

Conditions to All              The conditions to all borrowings will include
 Borrowings:                   requirements relating to prior written notice of
-----------------
                               borrowing, the accuracy of representations and warranties, and the absence of any default or potential event of default, and will otherwise be customary and appropriate for financings of this type.

III. MISCELLANEOUS

Syndication:                   A syndicate of financial institutions will be
-----------
                               arranged by the Arranger. PCW, New the Bank
                               Facilities (such cooperation to include, without limitation, participating in meetings with the Lenders and assisting in the preparation of a Confidential Information Memorandum and other materials to be used in connection with such syndication) and shall provide and cause their respective advisors to provide all information reasonably deemed necessary by the Arranger to successfully complete such syndication. PCW, New
                               Holdings and the Company also agree to coordinate any other financings by PCW, New Holdings or the Company with the Arranger's primary syndication efforts relating to the Bank Facilities.

                               The Lenders may assign all or, in an amount of not less than $5.0 million (or such lesser amount as may constitute the assigning Lender's entire commitment), any part of their shares of the Bank

                               Facilities to their affiliates, to other Lenders, or to one or more banks or other entities that are eligible assignees (to be defined in the Definitive Financing Documents) which are acceptable to the Company and the Syndication Agent and the Administrative Agent, such consent not to be unreasonably withheld, and upon such assignment any such affiliate, bank or entity shall become a Lender for all purposes of the Definitive Financing Documents; provided that assignments made to affiliates and other Lenders shall not be subject to the $5.0 million minimum assignment requirement. The Lenders will have the right to sell participations, subject to customary limitations on voting rights, in their shares of the Bank Facilities.

                               Lenders' rights of assignment and participation are subject to the limitations that (i) prospective assignees and participants shall represent that they are not principally engaged in the business of operating wireless telecommunications businesses and (ii) such prospective assignees and participants receive all non-public information subject to customary confidentiality undertakings set forth in the Definitive Financing Documents.

Requisite Lenders:             Requisite Lenders shall mean Lenders holding in
------------------
                               the aggregate more than 51% of the commitments under the Bank Facilities.

Taxes, Reserve                 All payments are to be made free and clear of
 Requirements &                any present or future taxes (other  than
 Indemnities:                  franchise taxes and taxes on overall net income),
---------------
                               imposts, assessments, withholdings, or other deductions whatsoever. Foreign Lenders shall furnish to the Administrative Agent (for delivery to the Company) appropriate certificates or other evidence of exemption from U.S. federal income tax withholding.

                               The Company shall indemnify the Lenders against all increased costs of capital resulting from reserve requirements or otherwise imposed, in each case subject to customary increased costs, capital adequacy and similar provisions.


Governing Law and              The Company will submit to the non-exclusive
 Jurisdiction:                 jurisdiction and venue of the federal and state
-----------------
                               courts of the State of New York and will waive any right to trial by jury. New York law shall govern the Definitive Loan Documents.


Counsel to the Arranger        O'Melveny & Myers LLP.
 and DLJ:
-----------------------

                                  SCHEDULE I


         The applicable margin for Euro-Dollar Rate and Base Rate Loans shall be determined based on the ratio (the "Leverage Ratio") of consolidated total debt to consolidated EBITDA of Company and its Subsidiaries as set forth in the table below provided that for the first six months after the Closing Date such margin
      --------
shall be 2.50% for Euro-Dollar Rate Loans and 1.50% for Base Rate Loans with respect to the Tranche A Term Loans and the Revolving Credit Facility and 2.75% for Euro-Dollar Rate Loans and 1.75% for Base Rate Loans with respect to the Tranche B Term Loans:



A.  Tranche A Term Loans and Revolving Credit Facility

===============================================================================
Leverage Ratio                          Euro-Dollar Margin     Base Rate Margin
===============================================================================
more than 8x                                 2.50%               1.50%
-------------------------------------------------------------------------------

more than 7x less than or equal to 8x        2.25%               1.25%
-------------------------------------------------------------------------------

more than 6x less than or equal to 7x        2.00%               1.00%
-------------------------------------------------------------------------------

more than 5x less than or equal to 6x        1.75%               0.75%
-------------------------------------------------------------------------------

more than 4x less than or equal to 5x        1.50%               0.50%
-------------------------------------------------------------------------------

less than or equal to 4x                     1.25%              0.25%
===============================================================================



B.  Tranche B Term Loans

===============================================================================
Leverage Ratio                          Euro-Dollar Margin     Base Rate Margin
===============================================================================
more than 8x                                      2.75%              1.75%
-------------------------------------------------------------------------------

more than 7x less than or equal to 8x             2.50%              1.50%
-------------------------------------------------------------------------------

less than or equal to 7x                          2.25%              1.25%
===============================================================================